EXECUTION COPY

FURNITURE BRANDS INTERNATIONAL, INC.
BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

FIRST AMENDMENT
TO NOTE PURCHASE AGREEMENT

$150,000,000
6.83% Senior Notes
Due May 17, 2018

Dated as of April 16, 2007

To the Holders of the Senior Notes
Named in the Attached Schedule I

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of May 17, 2006 (the “Note Agreement”) among Furniture Brands International, Inc., a Delaware corporation (the “Company”), each Subsidiary Co-Obligor listed above (together with the Company, the “Obligors”), and each of the Purchasers named in Schedule A thereto pursuant to which the Company issued $150,000,000 aggregate principal amount of its 6.83% Senior Notes, due May 17, 2018 (the “Notes”). You are referred to herein individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement, as amended hereby.

The Obligors have requested an amendment of the Consolidated Debt and Fixed Charge Coverage covenants contained in Sections 10.1 and 10.2 of the Note Agreement, respectively. The Obligors have made a similar request of the Banks in respect of the Credit Agreement. The Holders are willing to amend such sections of the Note Agreement on the terms and conditions set forth herein.

In connection with the amendments described in the preceding paragraph, the Banks, the Holders and the Obligors have agreed that the obligations to the Banks under the Credit Agreement and the obligations to the Holders in respect of the Notes shall be secured pari passu pursuant to certain security documents. In addition, the Holders and the Banks have agreed to enter into an Intercreditor Agreement.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Obligors and the Holders agree as follows:

1. AMENDMENTS TO NOTE AGREEMENT

1.1. Amendment of Section 1. The last sentence of Section 1 is replaced with the following:

“The Notes will be secured pursuant to the Security Documents by a Lien on the Collateral in favor of the Collateral Agent until such Lien is released as provided by this Agreement and the Intercreditor Agreement.”

1.2. Amendment of Section 7.1. Section 7.1(d) is amended to read in its entirety as follows:

“(d) Notice of Default or Event of Default - promptly, and in any event concurrently with the delivery to the Banks or, if earlier, within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice to any Obligor or taken any action with respect to a claimed default hereunder or that any Person has given any notice to any Obligor or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;”

1.3. Amendment of Section 7.2. The reference in Section 7.2(a) to “Section 10.11” shall be replaced with a reference to “Section 10.14.”

1.4. Amendment of Section 10.1. Section 10.1 is amended to read in its entirety as follows:

“10.1. Consolidated Debt.

The Company will not permit the ratio of Consolidated Debt (as of any date) to Consolidated EBITDA (for the Company’s then most recently completed four fiscal quarters) to be greater than or equal to 3.25 to 1.00 at any time; provided, however, that solely with respect to the period from and including March 31, 2007 through and including June 29, 2007, the Company shall be deemed in compliance with this Section 10.1 so long as such ratio is not at any time during such period greater than 4.25 to 1.00.”

1.5. Amendment of Section 10.2. Section 10.2 is amended to read in its entirety as follows:

“10.2. Fixed Charge Coverage.

The Company will not permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges (in each case for the Company’s then most recently completed four fiscal quarters) to be less than or equal to:

(a) 1.90 to 1.00 as of the end of the fiscal quarter ending on March 31, 2007;

(b) 2.75 to 1.00 as of the end of any fiscal quarter ending prior to March 31, 2009 (other than the fiscal quarter ending March 31, 2007); or

(c) 3.00 to 1.00 as of the end of any fiscal quarter ending on or after March 31, 2009.”

1.6. Amendment of Section 10.5. Sections 10.5(b), (f), (g) and (l) and the final paragraph of Section 10.5 are amended to read in their entirety as follows:

“(b) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay; provided that the aggregate of such attachment or judgment Liens not paid or fully covered by a reputable and solvent insurance company shall not exceed $40,000,000;”

“(f) Liens (i) securing Indebtedness of a Subsidiary to the Company or to another Wholly Owned Subsidiary; or (ii) in favor of the Collateral Agent under the Security Documents for the ratable benefit of the holders of the Notes and the Banks;”

“(g) Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or development thereof to secure or provide for all or a portion of the purchase price or cost of the acquisition, construction or development of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that in the case of clauses (i), (ii) and (iii)

such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into such transaction has been delegated by the board of directors of the Company) of the property subject thereto; and provided further that the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by clause (ii), together with the aggregate amount of Indebtedness of the Company and its Subsidiaries evidenced by Capital Lease Obligations, shall not at any time exceed $20,000,000;”

“(l) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) of this Section 10.5 to the extent attaching to properties and assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, $30,000,000 in the aggregate at any time outstanding.”

“Notwithstanding the foregoing, the Company will not, and will not permit any other Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Liens securing obligations under the Credit Agreement, unless the Company contemporaneously provides for the Notes to be equally and ratably secured with such obligations under the Credit Agreement (pursuant to documentation, including an intercreditor agreement, reasonably satisfactory to the Required Holders), and in such case the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property.”

1.7. Amendment of Section 10.6. Section 10.6 is amended to include the following new final sentence:

“Notwithstanding the foregoing, during the period from and including March 31, 2007 through and including June 30, 2007, without the consent of the Required Holders, the Company will not, and will not permit any Subsidiary to, engage in any transaction otherwise permitted by this Section 10.6, except (i) any Obligor may consolidate or merge with any other Obligor or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any other Obligor and (ii) any other Subsidiary may merge into an Obligor (provided that the Obligor is the surviving corporation) or another Wholly Owned Subsidiary or sell, transfer or lease all or any part of its assets to an Obligor or another Wholly Owned Subsidiary; provided in each instance set forth in clauses (i) and (ii) that, immediately before and after giving effect to such transaction, no Default or Event of Default would exist.”

1.8. Amendment of Section 10.7. Section 10.7 is amended to include the following new final sentence:

“Notwithstanding the foregoing, during the period from and including March 31, 2007 through and including June 30, 2007, without the consent of the Required Holders, the Company will not, and will not permit any Subsidiary to, sell, lease, convey, dispose of or otherwise transfer (collectively, for purposes of this sentence, “transfers”) any assets other than:

(i)  those made by a Subsidiary to an Obligor or another Wholly Owned Subsidiary or by an Obligor to another Obligor;

(ii)  inventory held for sale or lease;

(iii)  equipment, fixtures, supplies or materials no longer required in the operation of the business of the Obligors or any other Subsidiary or that are obsolete;

(iv)  accounts receivable sold or discounted without recourse in connection with the compromise or collection thereof; and

(v)  other transfers of assets so long as:

(a) in the good faith opinion of the Company such transfer is in exchange for consideration having a fair market value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary;

(b) immediately before and after giving effect to such transfer, no Default or Event of Default would exist; and

(c) together with all other property of the Company and its Subsidiaries previously transferred pursuant to this clause (v) during the twelve-month period ending with the month in which any such transaction occurs, such assets do not constitute a Substantial Portion of the property of the Company and its Subsidiaries.

For purposes of the foregoing clause (v), “Substantial Portion” shall mean property that (a) represents more than 10% of Consolidated Total Assets as of the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made or (b) is responsible for more than 10% of the consolidated net sales of the Company and its Subsidiaries or of the Consolidated Net Income for such twelve months.”

1.9. Amendment of Section 10.9. Section 10.9 is amended to read in its entirety as follows:

“10.9. Subsidiary Guaranty and Collateral.

The Company will not permit any Subsidiary that is not an Obligor to become a borrower or a guarantor of Indebtedness owed to banks under the Credit Agreement unless such Subsidiary is, or concurrently therewith becomes, a party to the Subsidiary Guaranty. At such time as such Subsidiary becomes a party to the Subsidiary Guaranty, such Subsidiary shall (i) execute and deliver a joinder to such Security Documents as the Required Holders may request, and (ii) execute such additional Security Documents as the Required Holders may request, in each case as deemed appropriate by the Required Holders to cause substantially all personal property of such Subsidiary other than equity interests in foreign Subsidiaries to constitute Collateral and in form and substance satisfactory to the Required Holders and, in the case of both (i) and (ii) above, accompanied by such resolutions, opinions, corporate certificates and other documents as the Required Holders may reasonably request.”

1.10. Addition of Section 10.12. New Section 10.12 is added to the Note Agreement as follows:

“10.12. Certain Prepayments.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness (other than the Notes and obligations under the Credit Agreement) having an aggregate principal amount in excess of $1,000,000 or (ii) during the period from and including April 1, 2007 to and including June 30, 2007, repay (other than upon acceleration, in which case the Notes shall have become immediately due and payable in accordance with Section 12.1(a)) any principal amounts of Indebtedness outstanding under the Credit Agreement, unless, after giving effect to such repayment, the aggregate outstanding principal amount of loans and unreimbursed letter of credit amounts under the Credit Agreement is $150,000,000 or greater.”

1.11. Addition of Section 10.13. New Section 10.13 is added to the Note Agreement as follows:

“10.13. Further Assurances, etc.

(a) The Obligors will, and will cause each of their respective Subsidiaries to, at the expense of the Obligors, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Required Holders may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents. Furthermore, the Obligors will, and will cause their respective Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Required Holders to assure compliance with this Section 10.13. Without limiting the foregoing, the Obligors shall use their best efforts to cause to be delivered to the Collateral Agent for the benefit of the Holders (i) a landlord waiver and/or mortgagee estoppel letter, as applicable, with respect to each material parcel of real property leased by any of the Obligors or any of the Subsidiary Guarantors as and to the extent the Required Holders shall request, each in form and substance acceptable to the Required Holders and (ii) such bailee letters with respect to Collateral held by third parties as and to the extent the Required Holders shall request, each in form and substance acceptable to the Required Holders.

(b) The Obligors agree that each action required by clause (a) of this Section 10.13 shall be completed as soon as reasonably practical, but in no event later than twenty (20) Business Days (or such greater number of days as the Required Holders may agree) after such action is requested to be taken by the Required Holders.”

1.12. Addition of Section 10.14. New Section 10.14 is added to the Note Agreement as follows:

“10.14. Limitation on Interest Rate Protection Arrangements.

During the period from and including March 31, 2007 through and including June 30, 2007, without the consent of the Required Holders, the Company will not, and will not permit any Subsidiary to, enter into any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement (“Interest Hedges”), other than Interest Hedges that renew or replace existing Interest Hedges, provided that such renewal or replacement Interest Hedges have a notional amount not greater than $150,000,000 in the aggregate and a term not greater than four years.”

1.13. Amendment of Section 11.

1.13.1. Sections 11(c) and (e) are amended to read in their entirety as follows:

“(c) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(b), Section 7.1(d) or Sections 10.1 through 10.14; or”

“(e) any representation or warranty made in writing by or on behalf of the Obligors or any Subsidiary Guarantor or by any officer of any Obligor or any Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty, any Security Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or”

1.13.2. The period at the end of Section 11(k) is replaced with a semicolon followed by the word “or” and new Section 11(l) is added as follows:

“(l) any Security Document ceases to be in full force and effect, or ceases to give the Collateral Agent for the benefit of the Senior Lenders (as defined in the Intercreditor Agreement) a valid and perfected first priority security interest or Lien in any of the Collateral purported to be covered thereby, subject only to Liens described in clauses (a), (c), (d), (e), (g), (h), (i) and (k) of Section 10.5, or a default or event of default occurs under any of the Security Documents and such default or event of default continues beyond any period of grace with respect thereto.”

1.14. Amendment of Section 12.1. Section 12.1(a) is amended to read in its entirety as follows:

“(a) If an Event of Default with respect to any Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred and is continuing or, during the period from and including March 31, 2007 through and including June 30, 2007, Indebtedness under the Credit Agreement has become or been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, all the Notes then outstanding shall automatically become immediately due and payable.”

1.15. Amendment of Section 15. Section 15.1 is amended to read in its entirety as follows:

“15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby or by the Subsidiary Guaranty are consummated, the Obligors will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for all holders and, if reasonably required by the Required Holders, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the

Subsidiary Guaranty or any Security Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty or any Security Document, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty or any Security Document, or by reason of being a holder of any Note, (b) the reasonable costs and expenses incurred in connection with the insolvency or bankruptcy of any Obligor or any other Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby or by the Notes, the Subsidiary Guaranty or any Security Document, (c) the reasonable costs and expenses incurred in connection with transactions permitted by Section 10.6, and (d) the filing fee charged by the SVO in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provide that the fees under this clause (d) shall not exceed $5,000. The Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by you or another holder in connection with its purchase of the Notes).”

1.16. Amendment of Section 22. Section 22 is amended to read in its entirety as follows:

“22. RELEASE OF SUBSIDIARY GUARANTOR.

You and each subsequent holder of a Note agree to release any Subsidiary Guarantor from the Subsidiary Guaranty if such Subsidiary Guarantor ceases to be such as a result of an Asset Disposition or other transaction permitted by Section 10.6 or 10.7; provided, however, that you and each subsequent holder will not be required to release a Subsidiary Guarantor from the Subsidiary Guaranty if (A) a Default or Event of Default has occurred and is continuing, (B) such Subsidiary Guarantor is to become a borrower or a guarantor under the Credit Agreement, or (C) such release is part of a plan of financing that contemplates such Subsidiary Guarantor guaranteeing any other Indebtedness of the Company. Such Subsidiary Guarantor shall automatically be released from the Subsidiary Guaranty upon the delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company stating that such transaction has occurred and none of the circumstances described in clauses (A), (B) and (C) above are true. If any fee or other form of consideration is given to any holder of Indebtedness of the Company for such release, holders of the Notes shall receive equivalent consideration.”

1.17. Amendment of Schedule B.

1.17.1. The following defined terms are added to Schedule B:

“Banks” means the lenders from time to time party to the Credit Agreement and their respective successors and assigns.

“Collateral” shall be as defined in the Security Documents.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Security Documents and its successors and assigns.

“Continuing Directors” means the directors of the Company on April 21, 2006 (the effective date of the original Credit Agreement) and each other director if such director’s nomination for election to the board of directors of the Company is recommended by a majority of the then Continuing Directors.

“First Amendment” means the First Amendment to Note Purchase Agreement dated as of April 16, 2007.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of April 16, 2007 among the holders of the Notes, the Banks and the Collateral Agent, as the same may from time to time be amended, modified or restated, or replaced in connection with a refinancing of the Credit Agreement.

“Security Documents” means the security agreements, pledge agreements and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the holders of the Notes and the Banks, as the same may be amended, modified or restated from time to time.

1.17.2. The following terms are amended to read in their entirety as follows:

“Change of Control Event” means the occurrence of any of the following: (i) the Company shall at any time cease to own 100% of the capital stock of any of Broyhill Furniture Industries, Inc., Lane Furniture Industries, Inc., HDM Furniture Industries, Inc. or Thomasville Furniture Industries, Inc., (ii) HDM Furniture Industries, Inc. shall cease to own 100% of the capital stock of Maitland-Smith Furniture Industries, Inc., (iii) the first date upon which a majority of the Persons on the board of directors of the Company are not Continuing Directors or (iv) any Person, entity or “group” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner of an amount of outstanding Voting

Stock of the Company in excess of 25% of the total amount of fully diluted shares of outstanding Voting Stock of the Company. The date on which such event occurs is referred to as the “Effective Date of the Change of Control.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under this Agreement, the Notes or any Security Document, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or any Security Document, or (d) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty, any Security Document or the Liens created by the Security Documents.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by an Obligor or any of its Affiliates); provided, however, that “Required Holders” shall mean the holders of more than 75% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by an Obligor or any of its Affiliates) for purposes of the following actions: (a) the release of any Liens on Collateral for which the consent of the holders of the Notes is required, (b) the release of any Subsidiary Guarantor from the Subsidiary Guaranty for which the consent of the holders of the Notes is required, or (c) any amendment, modification or waiver in respect of the Intercreditor Agreement, or the approval of terms different from the terms of the Intercreditor Agreement in effect on the date of the First Amendment contained in a replacement intercreditor agreement entered into in connection with a refinancing of the Credit Agreement.

2. COUPON ADJUSTMENT
Anything in Section 1, Schedule A or Exhibit 1(a) of the Note Agreement or the outstanding Notes to the contrary notwithstanding, in consideration of the Holders entering into this First Amendment, beginning on March 31, 2007 through June 30, 2007 (the “Relevant Period”), each of (i) the annual interest rate on the Notes, as stated in clause (a) of the first paragraph of Exhibit 1(a) to the Note Agreement and the outstanding Notes, and (ii) the annual interest rate applicable to overdue payments as specified in clause (b) of the first paragraph of Exhibit 1(a) to the Note Agreement and the outstanding Notes, shall be increased by 0.50%. Notwithstanding the foregoing, for purposes of calculating the Make-Whole Amount during the Relevant Period, the interest rate on the Notes shall be deemed to be 6.83%, the interest rate in effect immediately prior to this First Amendment.

It shall not be necessary for any Holder to surrender its Notes in connection with this First Amendment. For purposes of the Note Agreement, including Section 11(b), the amounts due under this Section 2 of this First Amendment shall be deemed to be interest on the Notes.

3. WAIVER

The Holders hereby waive any Default or Event of Default under Section 10.9 of the Note Agreement resulting from the failure of the Company to cause each of Broyhill Retail, Inc., Broyhill Home Furnishings, Inc., Lane Home Furnishings Retail, Inc. and Hickory Business Furniture, Inc. to be a party to the Subsidiary Guaranty. This waiver is limited to its terms and shall not constitute a waiver of any other term, condition, representation or covenant under the Note Agreement or any of the other agreements, documents or instruments executed and delivered in connection therewith.

4. REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

4.1. Reaffirmation of Note Agreement. The Obligors reaffirm their agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the additions and amendments of such provisions effected by this First Amendment.

4.2. Note Agreement. The Obligors, jointly and severally, represent and warrant that the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except (a) to the extent that any of such representations and warranties specifically relate to an earlier date, (b) for such changes, facts, transactions and occurrences that have arisen since May 17, 2006 in the ordinary course of business, (c) for such other matters as have been previously disclosed in writing by the Obligors (including in financial statements and notes thereto) to the Holders and (d) for other changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.3. No Default or Event of Default. After giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

4.4. Authorization.

4.4.1. Obligors. The execution, delivery and performance by each of the Obligors of this First Amendment and each Security Document to which it is a party have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement, this First Amendment and such Security Documents each constitute the legal, valid and binding obligations of the Obligors, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4.2. Subsidiary Guarantors. The execution, delivery and performance by each Subsidiary Guarantor of the Reaffirmation of Subsidiary Guaranty and each Security Document to which it is a party have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. Such Security Documents and the Subsidiary Guaranty each constitute the legal, valid and binding obligations of such Subsidiary Guarantor, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5. Compliance with Laws, Other Instruments, etc.

4.5.1. Obligors. The execution, delivery and performance by each Obligor of this First Amendment and each Security Document to which it is a party will not, except as contemplated herein, (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any other Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Obligor or any other Subsidiary is bound or by which any Obligor or any other Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any other Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any other Subsidiary.

4.5.2. Subsidiary Guarantors. The execution, delivery and performance by each Subsidiary Guarantor of the Reaffirmation of Subsidiary Guaranty and each Security Document to which it is a party will not, except as contemplated herein, (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Subsidiary Guarantor is bound or by which any Subsidiary Guarantor or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Subsidiary Guarantor.

4.6. Security Documents. The security interests created in favor of the Collateral Agent, for the benefit of the holders of the Notes and the Banks, under the security agreements and pledge agreements constituting Security Documents constitute perfected security interests in the Collateral described in such Security Document under its governing law, subject to no Lien of any other Person, except as permitted by such Security Document and the Note Purchase Agreement. No filings or recordings (other than filings or recordings that have been made) are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral pledged under any Security Document other than with respect to Collateral of a type as to which perfection may not be accomplished by filing under the Uniform Commercial Code.

4.7. Amounts Outstanding under Credit Agreement. As of March 31, 2007, the Company’s obligations under the Credit Agreement were: (i) revolving loans with an outstanding aggregate principal amount of $150,000,000 and (ii) stand-by letters of credit with a face amount of $9,426,000.

5. EFFECTIVE DATE

This First Amendment shall become effective as of March 31, 2007 upon the satisfaction of the following conditions:

5.1. Consent of Holders to First Amendment. Execution by the Required Holders and receipt by the Holders of a counterpart of this First Amendment duly executed by the Obligors.

5.2. Reaffirmation of Subsidiary Guaranty. Each Subsidiary Guarantor shall have executed and delivered to the Holders a Reaffirmation of Subsidiary Guaranty in the form of Exhibit A hereto.

5.3. Joinder to Subsidiary Guaranty. The Holders shall have received from each of Broyhill Retail, Inc., Broyhill Home Furnishings, Inc., Lane Home Furnishings Retail, Inc. and Hickory Business Furniture, Inc. a Joinder to Subsidiary Guaranty in form and substance satisfactory to them.

5.4. Opinion of Counsel for the Obligors. The Holders shall have received an opinion of counsel for the Obligors, in form and substance satisfactory to the Holders and their special counsel, to the effect set forth in Sections 4.4 and 4.5 of this First Amendment and to the further effect that the Holders have a valid and perfected security interest in the Collateral subject to the Security Documents.

5.5. Security Interest. The Holders shall have received executed Security Documents in form and substance satisfactory to the Holders. The Collateral Agent shall have filed UCC-1 financing statements in the jurisdiction of incorporation of each of the Obligors and Subsidiary Guarantors (or arrangement for such filing satisfactory to counsel for the Holders shall have been made) and shall have taken possession of stock certificates evidencing the pledged shares, in each case as necessary to perfect the Liens of the Security Documents, except as contemplated to take place after the effective date of this First Amendment.

5.6. Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by the Holders and the Banks and acknowledged by the Obligors and each Subsidiary Guarantor.

5.7. Amendment to Credit Agreement. The Holders shall have received a copy of an executed Amendment No. 1 to Credit Agreement dated as of April 16, 2007, in form and substance satisfactory to the Holders.

5.8. Amendment Fee. Each Holder shall have received an amendment fee equal to 0.05% of the outstanding principal amount of the Notes held by such Holder.

5.9. Fees of Special Counsel. The Obligors shall have paid all fees and expenses of special counsel to the Holders.

6. MISCELLANEOUS

6.1. Ratification. Except as amended hereby, the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and is ratified, approved and confirmed in all respects as of the date hereof.

6.2. Reference to and Effect on the Note Agreement. Upon the final effectiveness of this First Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

6.3. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

6.4. Governing Law. This First Amendment shall be governed by and construed in accordance with New York law.

6.5. Counterparts. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

IN WITNESS WHEREOF, the Obligors and the Holders have caused this First Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ Denise L. Ramos
Name:	Denise L. Ramos
Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARY CO-OBLIGORS

BROYHILL FURNITURE INDUSTRIES, INC.
HDM FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.

By:	/s/ Denise L. Ramos
Name:	Denise L. Ramos
Title:	Vice President

The foregoing is agreed
to as of the date thereof.

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By:	/s/ Brian E. Lemons
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as
Sub-Adviser

By:	/s/ Brian E. Lemons
Vice President

GATEWAY RECOVERY TRUST

By:	Prudential Investment Management, Inc., as
Asset Manager

By:	/s/ Brian E. Lemons

ZURICH AMERICAN INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as
its General Partner)

By:	/s/ Brian E. Lemons
Vice President

AMERICAN MEMORIAL LIFE
INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as
Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Brian E. Lemons
Vice President

UNION SECURITY INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)
By:	/s/ Brian E. Lemons
Vice President

AMERICAN SECURITY INSURANCE
COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Brian E. Lemons
Vice President

UNITED SERVICE PROTECTION CORP.

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Brian E. Lemons
Vice President

ING USA ANNUITY AND LIFE
INSURANCE COMPANY

ING LIFE INSURANCE AND ANNUITY
COMPANY

RELIASTAR LIFE INSURANCE
COMPANY

SECURITY LIFE OF DENVER
INSURANCE COMPANY

By:	ING Investment Management LLC, as
Agent

By:	/s/ James V. Wittich
Name:	James V. Wittich
Title:	Senior Vice President

TRANSAMERICA LIFE INSURANCE
COMPANY

By:	/s/ Christopher D. Pahlke
Name:	Christopher D. Pahlke
Title:	Vice President

THE GUARDIAN LIFE INSURANCE
COMPANY OF AMERICA

By:	/s/ Barry Scheinholtz
Name:	Barry Scheinholtz
Title:	Private Placements Manager

7

BANKERS LIFE AND CASUALTY
COMPANY

CONSECO LIFE INSURANCE COMPANY

CONSECO SENIOR HEALTH INSURANCE
COMPANY

CONSECO HEALTH INSURANCE
COMPANY

WASHINGTON NATIONAL INSURANCE
COMPANY

By:	/s/ Edwin Ferrell
Name:	Edwin Ferrell
Title:	Senior Vice President

AMERUS LIFE INSURANCE COMPANY

AMERICAN INVESTORS LIFE INSURANCE
COMPANY

By:	Aviva Capital Management, Inc., its
authorized attorney-in-fact

By:	/s/ Roger D. Fors
Name:	Roger D. Fors
Title:	V.P. - Private Placements

SCHEDULE I

Holder	Principal Amount of Senior Notes
The Prudential Insurance Company of America	$9,500,000
Gibraltar Life Insurance Co., Ltd.	25,000,000
Gateway Recovery Trust	5,800,000
Zurich American Insurance Company	3,450,000
American Memorial Life Insurance Company	2,000,000
Union Security Insurance Company	2,000,000
American Security Insurance Company	1,500,000
United Service Protection Corp.	750,000
ING USA Annuity and Life Insurance Company	4,000,000
ING Life Insurance and Annuity Company	7,000,000
Reliastar Life Insurance Company	5,000,000
Security Life of Denver Insurance Company	16,000,000
Transamerica Life Insurance Company	30,000,000
The Guardian Life Insurance Company of America	18,000,000
Bankers Life and Casualty Company	4,000,000
Conseco Life Insurance Company	2,000,000
Conseco Senior Health Insurance Company	1,500,000
Conseco Health Insurance Company	1,000,000
Washington National Insurance Company	1,500,000
AmerUs Life Insurance Company	5,000,000
American Investors Life Insurance Company	5,000,000

Schedule I